Exhibit 99.1

Smith Micro Announces Profitable First Quarter 2004 With Net Revenue of $2.5 Million; an Increase of 33% over Prior Year First Quarter 2004 Results Surpass Expectations

ALISO VIEJO, Calif., April 22 /PRNewswire-FirstCall/ — Smith Micro Software, Inc. (Nasdaq: SMSI), a developer and marketer of a wide range of software and service solutions for the wireless and Internet markets, today reported its first quarter 2004 results.

The company reported net revenues for the quarter ended March 31, 2004, of $2.5 million, compared to $1.9 million recorded in the first quarter of 2003. The company’s net income of $103,000 in the first quarter of 2004 resulted in a net gain of $.01 per basic and diluted share, compared to a net loss of $250,000 in the first quarter of 2003 or a net loss of $.02 per basic and diluted share.

“I am pleased to report a profit this quarter as well as a backlog in excess of $800,000,” said William W. Smith, Jr., President and Chief Executive Officer. “The wireless business continues to be our primary growth area although we saw growth in the first quarter in all of our business areas. We are excited that we have increased our revenue 59% over the fourth quarter of 2003. The backlog gives us a positive start for the second quarter and we are looking forward to continuing a profitable 2004,” Mr. Smith concludes.

Investor Conference Call

Smith Micro will hold an investor conference call to discuss the company’s results at 4:30 p.m. Eastern time, Thursday, April 22, 2004. Investors may access the conference call over the Internet via the company’s website www.smithmicro.com or at http://www.firstcallevents.com/service/ajwz404719344gf12.html

About Smith Micro Software

Smith Micro Software, Inc., headquartered in Aliso Viejo, CA, is a developer and marketer of wireless communication and utility software products. The company designs integrated cross platform, easy-to-use software for personal computing and business solutions around the world. With a focus on the Internet, Wireless and Broadband technologies, the company’s products and services enable wireless communications, eCommerce, eBusiness, Internet communications (voice-over-IP), video conferencing, and network fax, along with traditional computer telephony. Smith Micro’s complete line of products is available through direct sales, retail stores, value-added resellers (VARs) and original equipment manufacturers (OEMs). Smith Micro’s common stock trades on The Nasdaq Stock Market(R) under the symbol SMSI. For more information, contact Smith Micro at (949) 362-5800 or visit the company’s Web site at www.smithmicro.com.

This release may contain forward-looking statements that involve risks and uncertainties, including without limitation risks and uncertainties relating to the company’s financial prospects and projections, the company’s plans for returning to sustained profitability and the company’s ability to increase its business in the Wireless and Broadband segments. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are new and changing technologies, customer acceptance of those technologies, unforeseen delays in the timing of orders from OEM customers, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors could cause actual results to differ materially from those presented in any forward-looking statement and are discussed in the company’s filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q.

Smith Micro and the Smith Micro logo are trademarks or registered trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.

Smith Micro Software, Inc. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)
	Three Months Ended March 31 (unaudited)
	2004	2003
Net Revenues:
Products	$ 2,270	$ 1,585
Services	218	282
Total Net Revenues	2,488	1,867

Cost of Revenues:
Products	620	321
Services	70	84
Total Cost of Revenues	690	405
Gross Margin	1,798	1,462

Operating Expenses:
Selling & Marketing	403	582
Research & Development	668	654
General & Administrative	615	468
Total Operating Expenses	1,686	1,704
Operating Income (Loss)	112	(242)
Interest Income	9	7
Interest & Other Expenses	(18)	(12)
Income (Loss) Before Income Tax	103	(247)
Income Tax Expense	—	3
Net Income (Loss)	$ 103	$ (250)

Net Income (Loss) per share, basic	$ 0.01	$ (0.02)

Weighted average shares outstanding, basic	17,024	16,223

Net Income (Loss) per share, fully diluted	$ 0.01	$ (0.02)

Weighted average shares outstanding,
fully diluted	18,042	16,223

Smith Micro Software, Inc. CONSOLIDATED BALANCE SHEETS (in thousands)

	March 31, 2004	December 31, 2003
	(unaudited)
ASSETS
Current Assets:
Cash & Cash Equivalents	$ 3,797	$ 3,722
Accounts Receivable, Net	1,072	741
Inventory, Net	93	22
Prepaids & Other Assets	166	204
Total Current Assets	5,128	4,689
Equipment & Improvements, Net	84	70
Intangible Assets, Net	28	40
Goodwill	1,715	1,715
Other Assets	67	73
TOTAL ASSETS	$ 7,022	$ 6,587

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$ 803	$ 538
Accrued Liabilities	505	459
Total Current Liabilities	1,308	997

Common Stock	17	17
Additional Paid In Capital	25,708	25,687
Accumulated Deficit	(20,011)	(20,114)
Total Stockholders’ Equity	5,714	5,590
TOTAL LIABILITIES & EQUITY	$ 7,022	$ 6,587

SOURCE Smith Micro Software, Inc.
-0- 04/22/2004
/CONTACT: Bruce T. Quigley, Vice President of Business Development & Investor Relations of Smith Micro Software, Inc., +1-949-362-5800, bquigley@smithmicro.com; or Media Inquiries, Steve Simon of S&S Public Relations, +1-847-955-0700, steve@sspr.com, for Smith Micro Software, Inc./
(SMSI)

CO: Smith Micro Software, Inc. ST: California IN: CPR STW MLM OTC SU: ERN CCA